UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________
SCHEDULE 14A
____________________________________________________
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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SANGAMO THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)
____________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENTAL INFORMATION REGARDING PROPOSAL NO. 3:
AMENDMENT AND RESTATEMENT OF THE 2018 EQUITY INCENTIVE PLAN
In Proposal No. 3 scheduled for a vote at the 2022 Annual Meeting of Stockholders, or the Annual Meeting, of Sangamo Therapeutics, Inc. (referred to herein as the Company, Sangamo, we or us), we are requesting that our stockholders approve an amendment and restatement of the Sangamo Therapeutics, Inc. 2018 Equity Incentive Plan, or the 2018 Plan. As stated in the proxy statement for our Annual Meeting, or the Proxy Statement, the Compensation Committee (referred to herein as the Compensation Committee) of our Board of Directors (referred to herein as the Board) approved such amendment and restatement of the 2018 Plan on March 25, 2022, subject to approval by our stockholders. Throughout the Proxy Statement and this supplement to the Proxy Statement, or this Supplement, we refer to the 2018 Plan, as amended and restated by our Compensation Committee on March 25, 2022, as the Amended 2018 Plan.
We are asking for your vote FOR Proposal No. 3 to, among other things, increase the aggregate number of shares of our common stock that may be issued under the Amended 2018 Plan by 7,900,000 shares, subject to adjustment for certain changes in our capitalization. If Proposal No. 3 is approved by our stockholders, we will continue to be able to grant equity awards to secure and retain the services of our employees, non-employee directors and consultants. If Proposal No. 3 is not approved by our stockholders, we will have a significantly reduced ability to use equity awards to recruit and retain highly qualified personnel and we will be substantially disadvantaged in our ability to compete in our industry. As stated in the Proxy Statement, stockholder approval of Proposal No. 3 will also constitute pre-approval of each award granted under the Amended 2018 Plan pursuant to the provisions of the automatic grant program for our non-employee directors described below and further described in our Proxy Statement. There have been no changes to the Amended 2018 Plan since it was approved by our Compensation Committee on March 25, 2022, and the below information is intended only to reiterate certain details about the Amended 2018 Plan and clarify matters of interest that have arisen during our engagement with our Stockholders.
Why You Should Vote to Approve the Amended 2018 Plan
Equity Awards Are an Important Part of Our Compensation Philosophy
Our Board believes that the issuance of equity awards is a key element underlying our ability to attract, retain and motivate key personnel, non-employee directors and consultants because of the strong competition for highly trained and experienced individuals among biotechnology and pharmaceutical companies, especially in the greater San Francisco Bay Area. Therefore, the Board believes that the Amended 2018 Plan is in the best interests of our business and our stockholders and recommends a vote in favor of Proposal No. 3.
Approval of Proposal No. 3 by our stockholders will allow us to grant equity awards under the Amended 2018 Plan at levels we determine to be appropriate. The Amended 2018 Plan will also allow us to continue to utilize equity awards as long-term incentives to secure and retain the services of our employees, non-employee directors and consultants, consistent with our compensation philosophy and common compensation practice for our industry in the greater San Francisco Bay Area. To date, equity awards have been a key aspect of our program to attract and retain key employees, non-employee directors and consultants. We believe the use of equity awards strongly aligns the interests of our employees with those of our stockholders by placing a considerable proportion of our employees’ total compensation “at risk” because it is contingent on the appreciation in value of our common stock. In addition, we believe equity awards encourage employee ownership of our common stock and promote retention through the reward of long-term Company performance.
We Carefully Manage the Use of Equity Awards and the Size of our Share Reserve Increase Request is Reasonable
Our compensation philosophy reflects broad-based eligibility for equity awards, and we generally grant equity awards to all of our employees and non-employee directors. However, we recognize that equity awards dilute existing stockholders, and, therefore, we are mindful to responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate,” to ensure that we maximize stockholders’ value by granting the appropriate number of equity awards necessary to attract, reward, and retain employees, non-employee directors and consultants.
Key Features of the Amended 2018 Plan
As described in Proposal No. 3, the Amended 2018 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, including the following:
•Fungible share counting. The Amended 2018 Plan contains a “fungible share counting” structure, whereby the number of shares of our common stock available for issuance under the Amended 2018 Plan will be reduced by (i) one share for each share issued pursuant to a stock option or stock appreciation right with an exercise price that is at least 100% of the fair market value of our common stock on the date of grant, referred to as an Appreciation Award, granted under the Amended 2018 Plan and (ii) 1.33 shares for each share issued pursuant to an award that is not an Appreciation Award, referred to as a Full Value Award, granted under the Amended 2018 Plan. As part of such fungible share counting structure, the number of shares of our common stock available for issuance under the Amended 2018 Plan will be increased by (i) one share for each share that becomes available again for issuance under the terms of the Amended 2018 Plan subject to an Appreciation Award and (ii) 1.33 shares for each share that becomes available again for issuance under the terms of the Amended 2018 Plan subject to a Full Value Award.
•Minimum vesting. The Amended 2018 Plan contains a minimum vesting requirement for all awards, such that no award may vest until at least 12 months following the date of grant of such award, except that shares up to 5% of the share reserve of the Amended 2018 Plan may be issued pursuant to awards that do not meet such vesting requirements.
•No liberal change in control definition. The change in control definition in the Amended 2018 Plan is not a “liberal” definition. A change in control transaction must actually occur in order for the change in control provisions in the Amended 2018 Plan to be triggered.
•Repricing is not allowed. The Amended 2018 Plan prohibits the repricing of outstanding stock options and stock appreciation rights and the cancellation of any outstanding stock options or stock appreciation rights that have an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other awards under the Amended 2018 Plan without prior stockholder approval.
•Stockholder approval is required for additional shares. The Amended 2018 Plan does not contain an annual “evergreen” provision. The Amended 2018 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation program.
•Awards subject to forfeiture/clawback. Awards granted under the Amended 2018 Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, and any other clawback policy that we adopt. In addition, we may impose other clawback, recovery or recoupment provisions in an award agreement, including a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause.
•No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the Amended 2018 Plan must have an exercise or strike price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.
•Material amendments require stockholder approval. Consistent with Nasdaq rules, the Amended 2018 Plan requires stockholder approval of any material revisions to the Amended 2018 Plan. In addition, certain other amendments to the Amended 2018 Plan require stockholder approval.
•No liberal share counting provisions. The following shares will not become available again for issuance under the Amended 2018 Plan: (i) any shares that are reacquired or withheld (or not issued) by us to satisfy the exercise or purchase price of an award; (ii) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with an award; (iii) any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of an award; and (iv) in the event that a stock appreciation right is settled in shares, the gross number of shares subject to such award.
•Restrictions on dividends. The Amended 2018 Plan provides that dividends or dividend equivalents may not be paid or credited to stock options or stock appreciation rights. In addition, with respect to any award other than a stock option or stock appreciation right, the Amended 2018 Plan provides that (i) no dividends or dividend equivalents may be paid with respect to any shares of our common stock subject to such award before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

Automatic Grant Program for Our Non-Employee Directors
As described above and in the Proxy Statement, stockholder approval of Proposal No. 3 will also constitute pre-approval of each award granted under the Amended 2018 Plan pursuant to the provisions of the automatic grant program for our non-employee directors. The share amounts set forth below for each nonqualified stock option, or NSO and each restricted stock unit award, or RSU award, granted under the automatic grant program reflect the provisions of the 2018 Plan following the amendment and restatement of the 2018 Plan that our Board approved on February 23, 2022 to increase the size of the award granted under the automatic grant program after reviewing our share price and comparative market data from peer companies and obtaining advice from the Compensation Committee’s independent compensation consultant. Eligible members of our Board received NSOs and RSU awards in the amounts described below on February 25, 2022.
Pursuant to the automatic grant program under the 2018 Plan and the Amended 2018 Plan and the terms further described in the Proxy Statement, each individual who is a non-employee Board member is automatically granted a nonqualified stock option, or NSO, to purchase 25,000 shares of common stock and a restricted stock unit award, or RSU award, in respect of 12,500 shares of common stock on the 25th day of February of each year (or if such 25th day is not a trading day, the immediately preceding trading day in February), provided that such individual is a non-employee Board member on the date of grant, has served as a non-employee Board member for at least three months prior to the date of grant, and will continue serving as a non-employee Board member immediately after the date of grant. Additionally, pursuant to the automatic grant program under the 2018 Plan and the Amended 2018 Plan and the terms further described in the Proxy Statement, each individual who is initially appointed or elected as a non-employee Board member will, on the date of such appointment or election, automatically be granted an NSO to purchase 37,500 shares of common stock and an RSU award in respect of 18,750 shares of common stock. Information about the vesting of awards made pursuant to the automatic grant program for our non-employee directors are set forth under the Amended 2018 Plan and described in the Proxy Statement.
Vote Required
Approval of Proposal No. 3 requires votes “FOR” from holders of a majority in voting power of the shares present online or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 3.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors recommends that the stockholders vote FOR the approval of the amendment and restatement of the Sangamo Therapeutics, Inc. 2018 Equity Incentive Plan.
Information on how to vote your shares, or change or revoke your prior vote or voting instruction, is available in the Proxy Statement.

The date of this Supplement is April 29, 2022.